Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 and related Prospectus of Sysco Holdings Corporation for the registration of shares to be offered in exchange for the outstanding common shares of Sysco Corporation of our reports dated August 20, 2026, with respect to the consolidated financial statements of Sysco Corporation, and the effectiveness of internal control over financial reporting of Sysco Corporation, included in its Annual Report (Form 10-K) for the year ended June 27, 2026, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in Registration Statement (on Form S-4 No. 333-297217), which is incorporated by reference in this Registration Statement.

/s/ Ernst & Young LLP
Houston, Texas
October 6, 2026